Exhibit 99.4

FOURTH AMENDMENT TO
DECLARATION OF THE MOLINA FAMILY TRUST
BY
C. DAVID MOLINA, M.D., AND MARY ROSE MOLINA

C. DAVID MOLINA, M.D., and MARY ROSE MOLINA, as trustors, hereby amend that certain Declaration of Trust of the Molina Family Trust, dated September 19, 1990, as previously “clarified” by that certain Clarification of Section 1.04(b), dated November 4, 1990, and as previously amended by that certain First Amendment to the Molina Family Trust, dated November       , 1991, that certain Second Amendment to the Molina Family Trust, dated December 19, 1994, and that certain Third Amendment and Restatement of Declaration of The Molina Family Trust, dated December 6, 1996.

1.     Paragraph 12.01A is amended it its entirety to read as follows:

“A. Trustee. The trustors hereby designate themselves as the co-trustees of all trusts created by or to be created pursuant to this Declaration. Should either C. DAVID MOLINA, M.D., or MARY ROSE MOLINA become unable because of death, incompetency or other cause to serve as a co-trustee, or should either of them resign as co-trustee, before the natural termination of all trusts provided for in this Declaration, then the other one of them shall serve as sole trustee. Should such other one of them cease to serve as sole trustee, then BANK OF AMERICA shall serve as successor sole trustee. Notwithstanding the preceding provisions of this paragraph, (i) C. DAVID MOLINA, M.D., shall have the power, exercisable from time to time, to remove any successor trustee or co-trustee, other than MARY ROSE MOLINA, and designate himself and/or one or more persons as successor sole trustee or co-trustee, and to designate successor trustees, and (ii) MARY ROSE MOLINA shall have the power, exercisable from time to time, to add a co-trustee or remove any successor trustee or co-trustee, other than C. DAVID MOLINA, M.D., and designate herself and/or one or more persons as successor sole trustee or co-trustee, and to designate successor trustees. Removal and replacement of the acting trustee shall be made in writing and delivered to the acting trustee and become effective on the designated successor trustee’s written acceptance of the trust and the delivery of the acceptance to the person exercising the power and/or all adult income beneficiaries of the trust. After acceptance by the successor trustee, the substituted trustee shall promptly transfer all trust assets in his/her/its possession to the successor trustee and, within ninety (90) days thereafter, an accounting for all acts affecting the trust since the date of any prior accounting.”

2.                In all other respects, the Third Amendment and Restatement of Declaration of The Molina Family Trust shall remain in full force and effect.

DATED: December 6, 1996.

/s/ C. David Molina, M.D.
C. DAVID MOLINA, M.D., Trustor and Trustee

/s/ Mary r. Molina
MARY rose MOLINA, Trustor and Trustee